Exhibit 10.3

AMENDMENT

TO

ACCOUNTS RECEIVABLE FINANCE AGREEMENT

Amendment #3

Dated September 30, 2026

The Accounts Receivable Finance Agreement dated November 25, 2025 (the "Agreement"), between CSNK Working Capital Finance Corp. d/b/a Bay View Funding, a California Corporation, and Fluent, Inc., a Delaware Corporation, Fluent, LLC, a Delaware Limited Liability Company, Fluent Media Labs, LLC, a Delaware Limited Liability Company, and AdParlor, LLC, a Delaware Limited Liability Company (individually and together hereinafter referred to as “Client”), is hereby amended in the specific section(s) as follows:

Section 1. DEFINITIONS. When used herein, the following terms shall have the following meanings:

1.7

“Advance Percentage” shall be (i) ninety percent (90%) for Domestic Receivables, (ii) eighty-five percent (85%) for Foreign Receivables, which may be adjusted pursuant to Section 13.13 herein. Advances against Foreign Receivables (whether billed or unbilled) shall not exceed thirty percent (30%) of the total Advance balances, and (iii) fifty percent (50%) for Account Debtors Moon Active Ltd. or any of its subsidiaries, affiliates, or divisions; Playtika Holding Corp. or any of its subsidiaries, affiliates, or divisions; and Papaya Gaming Ltd. or any of its subsidiaries, affiliates, or divisions.

Section 2. PURCHASE AND SALE OF RECEIVABLES

2.1

Acceptance of Receivables. Bay View shall have no obligation to purchase any Receivable listed on a Schedule of Accounts. Upon acceptance, Bay View shall pay to Client the Advance Percentage of the face amount of each Receivable Bay View desires to purchase minus ACH Fee, Wire Fee, and other Obligations which are currently due under the Agreement. Such payment shall be the "Advance" with respect to such Receivable. The purchase price of any Receivables purchased hereunder shall be the sum of the Advance, plus any Reserve payable by Bay View to Client relating to such Receivable. The aggregate amount of all outstanding Advances including the Unbilled Line Addendum shall not at any time exceed the lesser of Thirty Five Million Dollars ($35,000,000) (the Maximum Credit) or an amount equal to the sum of all Advances less any funds in the Reserve. Advances on Foreign Receivables, including Unbilled Line Advances, shall not exceed thirty percent (30%) of all outstanding Advances. Client shall not request and Bay View shall not make an Advance that would cause the resulting total of all Advances to exceed the foregoing limitation. In the event the aggregate outstanding Obligations shall at any time exceed the foregoing limitation, Client shall within one business day repay the Advances in the amount of such excess.

The Amendment affects only the above listed Section(s) of the Agreement and all other provisions of the Agreement shall remain unchanged and in force as written or thereafter amended in writing.

This Amendment shall become effective when it is accepted and executed by an authorized officer of Buyer.

THE REST OF THIS PAGE IS INTENTIONALLY BLANK

SIGNATURE PAGE FOLLOWS

AGREED: SELLER

FLUENT, INC.

By:	By:

Name/Title:	DONALD HUNTLEY PATRICK, CEO	Name/Title:	RYAN MACNAB PERFIT, CFO

FLUENT, LLC

By:	By:

Name/Title:	DONALD HUNTLEY PATRICK, CEO	Name/Title:	RYAN MACNAB PERFIT, CFO

FLUENT MEDIA LABS, LLC

By:	By:

Name/Title:	DONALD HUNTLEY PATRICK, CEO	Name/Title:	RYAN MACNAB PERFIT, CFO

ADPARLOR, LLC

By:	By:

Name/Title:	DONALD HUNTLEY PATRICK, CEO	Name/Title:	RYAN MACNAB PERFIT, CFO

ACCEPTED: BUYER

CSNK WORKING CAPITAL FINANCE CORP. D/B/A BAY VIEW FUNDING

By:

Title:

Date: